Exhibit 3.1.58

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

TRANSWORLD SYSTEMS INC.

(a California Corporation)

The undersigned hereby certify that:

1. They are the President and the Secretary, respectively, of Transworld Systems Inc., a California corporation (the “Corporation”).

2. The Articles of Incorporation of the Corporation were filed with the office of the California Secretary of State on November 5, 1970, under the name Trans World Accounts, Inc.

3. The Articles of Incorporation of the Corporation are hereby amended so as henceforth to read as set forth in the Amended and Restated Articles of Incorporation annexed hereto as Exhibit A and made a part hereof.

4. The attached Amended and Restated Articles of Incorporation were duly adopted by the Board of Directors and sole shareholder on April 14, 2008.

5. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, General Corporation Law of the State of California. The total number of outstanding shares of the Corporation is 13,740 of Common Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge and have executed this Amended and Restated Articles of Incorporation this 28th day of April, 2008.

By:	/s/ Michael J. Barrist
Name:	Michael J. Barrist
Title:	President

By:	/s/ Joshua Gindin
Name:	Joshua Gindin
Title:	Secretary

Exhibit A

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

TRANSWORLD SYSTEMS INC.

FIRST: The name of the Corporation is Transworld Systems Inc. (the “Corporation”).

SECOND: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of California (the “General Corporation Law”) other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code. This Corporation elects to be governed by all of the provisions of the General Corporation Law of 1977 not otherwise applicable to it under Chapter 23 thereof.

THIRD: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 20,000 shares of Common Stock, without par value.

FOURTH: The Board of Directors of the Corporation is expressly authorized and empowered to make, alter or repeal the By-laws of the Corporation, except as specifically stated therein.

FIFTH: The election of directors need not be by written ballot unless a shareholder demands election by ballot at the meeting and before voting begins or unless the bylaws of the Corporation shall so provide.

SIXTH: To the fullest extent permitted by the General Corporation Law as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its shareholders (including without limitation, in an action bought by or in the right of the Corporation) for monetary damages for breach of a director’s duties to the Corporation and its shareholders.

SEVENTH: To the fullest extent permitted by the General Corporation Law, as the same exists or may hereafter be amended, the Corporation may by bylaw, agreement or otherwise, indemnify agents (as defined in the General Corporation Law) in excess of that expressly permitted by the General Corporation Law.